Exhibit 10.9

2022 North America Transport (“NAT”) Consolidated Annual Incentive Plan

Table of Contents

1.	Overview	3
2.	Eligibility	3
3.	Plan Effective Date	3
4.	Plan Design	3
	4.1. Measures & Metrics	3
	4.2. Weights Assigned to Performance Metrics	4
	4.3. Funding Scale	4
	4.4. Bonus Calculation	6
	4.5. Award Computational Examples	7
	4.6. Payment Frequency	8
5.	Eligibility Criteria	8
	5.1. Requirement of Active Employment	8
	5.2. Exclusion Rules	8
	5.3. Employee Acknowledgment	8
	5.4. New Hires and Transfers In	8
	5.5. Change in Position	8
	5.6. Leaves of Absence	9
	5.7. Separation due to Retirement, Death or Disability	9
	5.8. Effect of Separation	9
6.	Change Management	10
	6.1. Plan Communication	10
	6.2. Plan Errors and Overpayments	10
	6.3. Communicating Changes to the Plan	10
7.	Plan Terms and Conditions	10
	7.1. Management Discretion	10
	7.2. At-Will Employment	10
	7.3. Entire Understanding	11
	7.4. No Transfers, Assignments or Pledges	11
	7.5. No Trust / Separate Fund	11
	7.6. Plan Liability	12
	7.7. Single Plan Eligibility	12
8.	Abbreviations and Terminology	12

1.Overview
Reference is made to the proposed distribution (the “Spin-Off”) of the outstanding shares of common stock of RXO, Inc. (“RXO”) to the stockholders of XPO Logistics, Inc. in 2022 pursuant to the Separation and Distribution Agreement between RXO and XPO Logistics, Inc. entered into in connection with such distribution.
This document explains the terms of the NAT Consolidated Annual Incentive Plan (hereinafter, the “Plan”). As of the date on which the Spin-Off occurs (the “Spin-Off Date”), and in accordance with the Employee Matters Agreement (“EMA”) entered into between RXO and XPO Logistics, Inc. in connection with the Spin-Off, RXO will assume the obligations under the 2022 XPO Annual Incentive Plan with respect to SpinCo Group Employees and Former SpinCo Group Employees and satisfy such obligations pursuant to the terms of the EMA and this Plan. In this Plan, the terms the “Company,” “we” and “our” refer to, prior to the Spin-Off Date, XPO Logistics, Inc., and, on and after the Spin-Off Date, RXO, Inc.. In this Plan, the term “Participant”, refers to employees eligible under this Plan. Neither this Plan, nor any other Company guidelines, policies, or practices creates an employment contract, bargain, or agreement or confers any contractual rights whatsoever. No representative of the Company is authorized to provide any employee, individually or on a collective basis, with an employment contract or special arrangement concerning the terms or conditions of employment unless the contract or agreement is in writing and signed by the president of the Company.
2.Eligibility
Determination of eligibility for this Plan will be at the discretion of the Company.
Employees within the NA Transport business unit supporting either the collective NA Transport enterprise, or multiple business lines within NA Transport (i.e., Brokerage, Global Forwarding, Last Mile and Managed Transportation) and who are in HR, IT, Legal, Finance or Sales Operations .
Functional leaders within the NA Transport business unit reporting directly to the President of NA Transport.
Employees who are eligible for a sales incentive plan, sales commissions or quarterly bonuses are ineligible to participate in this plan.
Employees hired after September 30th in the given calendar year are ineligible to receive a bonus for that specific year and will become eligible in the following year, unless there is a pre-existing agreement in writing with the employee.
Employees who have given notice of resignation or who terminate before the bonus payout date, will be ineligible to receive any bonus, subject to applicable law.
Temporary employees and contractors are ineligible under this plan.
In addition, whomever the Company in its sole discretion deems eligible to participate, as documented in writing, may also be an eligible Participant in this Plan.
3.Plan Effective Date
The effective date for this Plan is January 1, 2022.
This Plan supersedes all previous bonus incentive plans and agreements, and all other previous oral or written statements by the Company on the subject.
This Plan will continue in effect until revised or terminated by the Company in writing or superseded by a subsequent Plan.
4.Plan Design
The Participants are subject to all terms of this Plan. Financial targets may be recalibrated post any spin-off activity based on the review and discretion of the management team.

4.1.Measures & Metrics
Under the terms of this Plan, each Participant’s incentive compensation (or “Bonus”) will be determined based on the financial performance of the NA Transport business against goals which will be measured on an annual basis, and based on individual employee performance which will be measured annually.
Each Participant in the Plan is eligible to earn a bonus payout based on the corresponding metrics. The metrics are as follows:
1.Adjusted EBITDA
2.Individual Employee Performance
4.2.Weights Assigned to Performance Metrics
The funding of this Plan is determined solely (100%) on Adjusted EBITDA performance. Adjusted EBITDA goals are set by the management team in its sole discretion, reviewed regularly by senior management and the Corporate FP&A team and measured on a quarterly basis throughout the performance year.
Once the funding is calculated for the entire bonus pool after the end of the performance year (see Table 5.3A for the calculation scale), bonus allocations are determined based on individual employee performance, as assessed during the performance management process. Therefore, bonus payouts can vary based on individual performance; managers will be provided guidance from Human Resources on overall pool allocations at the time of planning.
Underperforming employees as determined by the Employee’s manager will not be bonus eligible.
Note: Adjusted EBITDA goals and targets may be adjusted or recalibrated post any spin-off activity based on the review and discretion of the management team.
4.3.Funding Scale
The Adjusted EBITDA achievements at each level of the Plan are measured against the funding scale. The funding scale will determine the bonus funding percentages for each level. Each year, the Adjusted EBITDA attainment percentage will be applied to the funding scale to determine the bonus funding percentage.
Refer to Table 5.3A to review the funding scale.

Table 4.3A – Funding Scale
Note: Any achievement in between the values shown above will have payouts calculated based on straight line interpolation. The maximum funding percentage is capped at 200%.

4.4.Bonus Calculation
The bonus calculation is a multi-step process that includes the following components: base salary, bonus target, consolidated bonus funding percentage and employee performance.
Base Salary: For exempt employees, base salary that the Participant is being paid during the performance year, prorated based on hire date and time spent at each salary (if the Participant’s salary changes) will be used as the basis for the bonus calculation. For non-exempt employees eligible earnings, including regular earnings, holiday pay, paid time off, overtime, bereavement, training, shift differentials, parental leave, vacation pay, jury duty and other applicable wage types as defined by the Company, will be used as the basis for the bonus calculation. Incentive compensation is not included in the eligible earnings calculation. The eligible earnings will be based on the Participant’s date of hire or change in position. For more information on proration rules, refer to section 6.4.
Year-End Bonus Targets: Each eligible Participant will have a target bonus percentage, which is ultimately applied to base salary (or eligible earnings, for non-exempt employees) for the performance year to determine the target bonus dollar amount. Year-end bonus targets are based on time spent in position. If a Participant changes positions within the year, the year-end bonus target will be calculated based on the number of days the Participant spent at each bonus target. For more information on proration rules, refer to section 6.4.
Consolidated Funding Percentage: The consolidated bonus funding percentage is based on the Adjusted EBITDA attainment achieved on a quarter-by-quarter basis. Each 25% portion of a Participant’s bonus opportunity will be measured against the Adjusted EBITDA attainment for the given quarter and the sum of all the quarterly attainments will form the bonus pool for the performance year (this is the “funding percentage”). The Funding Scale above (see Table 5.3A) will be used each quarter to generate the calculation.
Employee Performance: Employee performance rating is the evaluative metric and represents the assessment each employee will receive from his/her manager, identifying how well the employee performs against individual goals that have been set for him/her from the beginning of the year, during the performance management process.
Bonus pools will be allocated to designated compensation planning managers once the bonus funding is finalized.
Final bonus amounts will be based on individual employee performance, available bonus funding and input and review from the management team. Bonus payouts will vary based on these factors and managers will be provided guidance on overall pool allocations at the time of planning.
Underperforming employees as determined by the Employee’s manager will not be bonus eligible.

Table 4.4A- Bonus Calculation
*A combination of bonus funding and individual employee performance will determine final decisions, based on review from the management team.
The Company retains absolute discretion to approve, increase, decrease or eliminate the amount of any award under the Plan.
4.5.Award Computational Examples
Table 4.5A – NAT Consolidated Example

EBITDA Performance will determine the Bonus Funding % for NAT Consolidated. The Bonus Funding % will then be multiplied by the level's Weighting within the plan.

	NAT Consolidated
Weighting	**100%**
EBITDA Performance	118%
NAT Consolidated Funding %	190%

NAT Consolidated Funding %
190%

Name	**Employee #3**
Job Title	Senior Analyst
Business Unit	Corporate
Base Salary	$80,000
Bonus Target	10%

BONUS CALCULATION

Base Salary	Bonus Target	Funding Percent	Calculated Bonus Funding
$80,000	10%	190%	**$15,200**

In this example, **Employee #3** would be funded to receive up to $15,200. Managers will be able to adjust up or down based on individual employee performance and overall bonus pool allocations. Each manager will be required to manage to the assigned bonus pool allocation and can exercise discretion in final allocations.

Underperforming employees **will not** be eligible to receive a bonus.

All bonus decisions will be subject to the review and approval of the executive leadership team.

4.6.Payment Frequency
Bonuses are calculated annually (based on quarterly calibrations accumulated throughout the year) and paid in the first quarter following the end of the performance period.
All incentive payments are subject to all required and authorized deductions as well as withholdings.
Participants must meet the Eligibility Criteria contained in Section 6, including being actively employed on the date the bonus is paid.
Because no right to payment is vested until payment is made, this Plan is intended not to trigger application of Section 409A of the Internal Revenue Code.
5.Eligibility Criteria
5.1.Requirement of Active Employment
To earn or receive a bonus award, participants must be actively employed by the Company in a position eligible under this Plan, both on the last day of the applicable performance or calculation period (e.g., the last day of the performance year), and on the date that the incentive is scheduled to be paid, subject to applicable law.
5.2.Exclusion Rules
Only active employees meeting the criteria set forth in the Plan documents are eligible for participation in this Plan.
No bonus may be earned where a Plan Participant has engaged in any fraud, deception, or misrepresentation to customers, the Company, or both. In such event, the Company may adjust the bonus or any future payments to the extent permitted by applicable law.
5.3.Employee Acknowledgment
It is a condition of the employee’s eligibility that s/he timely acknowledges the terms and conditions of the Plan in writing or through an approved electronic method (e.g., the Company’s Learning Management System).
5.4.New Hires and Transfers In
Eligibility for a bonus under this Plan begins the first day of the performance or calculation period (January 1st) following commencement of employment in the position covered by this Plan. Only employees hired on or before September 30th are eligible to participate in this Plan. Employees hired or transferred into this plan in Q2 or Q3 will have a prorated target bonus, for each of the new and prior positions, based on time in the position.
Transfers into the Plan will be prorated based on the Participant’s start date in the new plan and eligible earnings.
Participants who transfer from non-eligible bonus roles to eligible bonus roles will be eligible to receive a bonus for the time spent only in the bonus eligible role. The bonus calculation will be prorated based on date of entry into the bonus eligible role.
Participants who transfer between business units, within the annual incentive plan framework, will not be impacted by prorations, if the bonus plan, bonus target percent and bonus eligibility remain the same.
5.5.Change in Position
If the Participant leaves a position covered by this Plan due to promotion or job classification change, s/he will be eligible for incentives for the last performance or calculation period that the Participant completed (e.g., calendar year) whether or not s/he is employed in the position covered by this Plan on the date that the incentive is scheduled to be paid, subject to all other terms of the Plan and provided that the Participant is actively employed by the Company in a different position on the payment date, unless otherwise required by applicable law.

Participants who are promoted or receive a bonus target percent increase will be eligible for a prorated bonus target percent based on the time spent in each role. The bonus calculation will account for earnings throughout the year.
Participants who are demoted or receive a bonus target percent decrease will be eligible for a prorated bonus target percent based on the time spent in each role. The bonus calculation will account for earnings throughout the year.
In addition, the Company will calculate and pay the Participant a bonus amount based on his/her actual results during the partial period during which s/he left the position covered by this Plan, subject to all other terms of the Plan and provided that s/he is actively employed by the Company on the date that the payment is scheduled to be paid to the Participant, unless otherwise required by applicable law. This calculation will be done in the Company’s discretion, and the Company may prorate, but shall not be required to prorate, any related targets and/or payout amounts when making that calculation.
5.6.Leaves of Absence
Participants on an approved leave of absence (including medical and personal leaves of absence) are eligible to participate in this plan. Participants should not do work under any circumstances while on leave. Participants will receive appropriate payment upon their return to work. If the employee does not return to work, his/her eligibility in the plan will be forfeited.
Participants on a federal- or state-mandated leave (or by written agreement with the Plan Administrator), will be paid according to the rules and regulations applicable to such leaves. Participants on protected federal, state, or local leaves will be eligible to receive a prorated portion of the incentive bonus as required by law.
If a Participant is not actively employed on the date an incentive is scheduled to be paid due to an approved leave of absence, but was employed through the end of the performance period and would otherwise have earned an incentive for that performance period, the incentive will be considered earned, and will be paid in the ordinary course, despite the Participant’s absence on the date of payment.
At the Company’s discretion, the Company may prorate the incentives for employees on unpaid, personal leaves of absence to take into consideration the length of time that a Participant is or was on a leave of absence. If the Participant’s leave is taken on an intermittent or reduced schedule basis, then s/he may be eligible for a pro-rata portion of the incentive, reflecting the aggregate time worked during the applicable period.
5.7.Separation due to Retirement, Death or Disability
Participants who leave a position covered by this Plan due to retirement (age 55 with 10 or more years of service), death or total disability (as defined in our long-term disability plan), will be eligible to receive a bonus award for the last performance/calculation period that s/he completed (e.g., calendar year) whether or not s/he is actively employed by the Company on the date that the bonus award is scheduled to be paid (but subject to all other terms of the Plan). In addition, the Company will calculate and pay the participant (or his/her estate) a bonus award amount based on his/her actual results during the partial period in which s/he left the position, subject to all other terms of the Plan. This calculation will be done in the Company’s discretion, and the Company may prorate, but shall not be required to prorate, any related targets and/or payout amounts when making that calculation. In no event will a Participant be eligible to receive incentives that have not been earned prior to his or her last day of employment, unless otherwise required by applicable law.
Employees should contact their local Human Resources representative for an explanation of incentive payments due upon retirement, as applicable.
5.8.Effect of Separation
Employees in California
If the Participant leaves the Company, voluntarily or involuntarily, before the end of the performance period (e.g., calendar year) then the Participant will be paid only for those incentives earned prior to his or her last day of employment. Such payments will be paid as soon as Participant’s incentives are calculable pursuant to Section 5.4 of the Plan.

Employees in FLSA-only States
If the Participant leaves the Company, voluntarily or involuntarily, before the end of the performance period (e.g., calendar year) then the Participant will not earn the incentives for that performance period.
6.Change Management
6.1.Plan Communication
Communication of the plan will be made to eligible employees in writing by business unit management and Human Resources, as soon as practicable, before or after the start of the new year.
6.2.Plan Errors and Overpayments
If an error in calculation is discovered or brought to the attention of the Company, correction of the error will occur in a timely manner. If the error resulted in an underpayment to the Participant, then the amount owed will be paid to the Participant in the Participant’s next pay period. If the error resulted in an overpayment to the Participant, then the overpayment will be considered an advance subject to repayment, to the maximum extent permitted by applicable law.
If the Participant believes that s/he has not been paid the correct amount due under this Plan for any time period, the Participant must notify his/her manager by the earlier of ninety (90) days after the end of the applicable performance or calculation period (e.g., calendar year) or thirty (30) days after receiving a statement showing the Company’s calculation of the payout, or the issue may be considered conclusively resolved against the Participant to the full extent permitted by applicable local law.
If a Participant at any time owes any amounts to the Company, the Participant agrees to pay those amounts to Company upon demand, and in addition authorizes Company to deduct any amounts owed from any payment of any kind otherwise due to Participant including, but not limited to incentives or other wages to the full extent permitted by applicable law. Participants may be required to sign an express written authorization for the Company to recover any overpayment.
6.3.Communicating Changes to the Plan
The Company and Compensation Committee of the Board of Directors retain absolute sole discretion to approve, increase, decrease or eliminate the amount of any unearned award under the Plan, to the maximum extent permitted by applicable law.
All such changes will be in writing.
7.Plan Terms and Conditions
7.1.Management Discretion
This Plan is not a contract, promise or guarantee that any amount, or any particular amount, will be earned or paid. No incentive, bonus or other amount is earned in advance of its approval and payment by the Company and satisfaction of all conditions required under this Plan. Except for the terms of the prior two sentences, which may not be modified, and to the extent permitted by state law, this compensation Plan and/or its application to any person may be modified or terminated by the Company in writing at any time, in the discretion of authorized Company management. In all instances in which this Plan grants discretion to the Company, the Company shall have the right to exercise its discretion in a complete and unfettered manner as allowed by applicable law.
The Company reserves the right to administer, construe and interpret this Plan, to make all determinations related to this Plan, to approve all payments before they are made, and to resolve all issues and disputes related to this Plan, all at the Company’s discretion. The Company’s decisions on these subjects shall be final, conclusive and binding on all concerned.
7.2.At-Will Employment
Eligibility to participate in this Plan does not constitute a contract of employment with the Company and does not provide the Participant any right or expectation to continue as an employee of the Company. All employment with the Company by individuals who are eligible for this Plan is on an at-

will basis, meaning that either the employee or the Company may terminate the employment relationship at any time for any reason, either with or without cause or notice.
7.3.Entire Understanding
This Plan is the final and complete expression of the parties’ agreements on these subjects. There are no further or contrary oral or written promises or representations on these subjects. This Plan may be amended only by the Company, and only in writing. It may not be amended orally or by course of dealing. This Plan supersedes and replaces all prior discussions, representations or agreements on these subjects, including all other incentive compensation programs, plans and agreements of any kind, unless otherwise specifically determined in writing by management, in its discretion. If any part of this Plan is held to be unenforceable, it shall not affect any other part. If any part of this Plan is held to be unenforceable as written, it shall be enforceable to the maximum extent allowed by applicable law. The provisions of this Plan shall not be interpreted for or against any party based on that party having drafted the provisions. No waiver of any provision of this Plan shall be enforceable unless in writing and signed by the party who is claimed to have made the waiver. No waiver of any provision of this Plan in any one or more instances shall constitute a waiver in any other instance.
7.4.No Transfers, Assignments or Pledges
No incentive payment, or rights (if any) under this Plan, may be assigned, pledged or otherwise transferred or encumbered by the Participant other than by will or the inheritance laws, and any purported transfer or encumbrance will be void and unenforceable against the Company.
7.5.No Trust / Separate Fund
Neither this Plan nor any incentive award or right (if any) to receive any incentive award shall create or be construed to create a trust or separate fund of any kind or any fiduciary relationship on the part of the Company or any other person. Any right to receive payments from the Company under this Plan (if any) shall be no greater than the right of an unsecured general creditor of the Company.

7.6.Plan Liability
No member of any the Company board of directors or board committee, nor any employee of the Company exercising authority under this Plan, shall be liable to any Plan participant for any action, omission or determination made with respect to this Plan.
7.7.Single Plan Eligibility
Employees who are eligible to participate in this Plan are not eligible to receive incentive payments under any other incentive, or bonus program, or plan. This provision does not apply to ad hoc sales contests and special incentive opportunities related to this role.
8.Abbreviations and Terminology

Term	Definition
Adjusted EBITDA
Earnings Before Interest, Taxes, Depreciation and Amortization is an indicator of a company's profitability, calculated as earnings for the applicable period (quarter or full year) for the respective area (region, district, branch, total brokerage), before the payments of interest, taxes, depreciation and amortization expenses, in each case as determined in accordance with computations applied for internal monthly operating review reports. At management’s discretion, the Company may make adjustments in this calculation for: (i) any expenses that the Company determines are attributable to the business and that are borne by the Company and not by the business; and (ii) any such equitable adjustments as the Company in good faith determines appropriate (including without limitation, extraordinary gains and extraordinary losses, or costs related to acquired organizations).